Exhibit 99.1

For Release:   April 16, 2008

Contact:	Douglas Stewart, President-CEO
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION
ANNOUNCES EARNINGS AND DIVIDEND

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation’s results for the third quarter of the fiscal year ending June 30, 2008 and the year to date results for the period ending March 31, 2008, as well as declaration of its regular quarterly dividend to paid to its shareholders.

Net income for the quarter ended March 31, 2008 was $194,000, or $0.14 basic and diluted earnings per share.  This compares to $255,000, or $0.19 basic and diluted earnings per share for the same period ended March 31, 2007.  This represents a decrease in net income of $61,000.  The most significant change occurred in net interest income, which decreased $55,000 during the current quarter.  This was the result of a decrease in interest income due to the soft demand for interest income producing mortgage products coupled with an increase in interest expense resulting from an increase in the average balance of deposits plus a higher average cost of funds as compared to the same period a year ago.  Noninterest expense increased $26,000 during the current quarter.  The increase in noninterest expense resulted primarily from an increase in professional services relating to the going private transaction and an increase in computer processing relating to the addition of Internet banking.  Provision for loan losses increased $10,000 the three months ended March 31, 2008 as compared to the three months ended March 31, 2007.  These decreases to net income were partially offset by a decrease of $33,000 in income tax expense.

The Corporation’s year to date net income for the nine months ended March 31, 2008 was $625,000, or $0.47 basic and diluted earnings per share.  This compares to $825,000, or $0.62 basic and diluted earnings per share for the same period a year ago.  This year to date comparison represents a decrease in net income of $200,000 for the current year.  For the nine-month comparison, the Corporation realized an increase of $163,000 in provision for loan losses from a negative provision of $69,000 for the nine months ended March 31, 2007 to a provision for loan losses of $94,000 for the current nine-month period.  The increase in provision for loan losses in the current year to date is largely due to increases in specific allocations on impaired loans.  Also contributing to the decrease in net income was an increase in noninterest expense of $72,000 and a decrease of $71,000 in net interest income during the current period.  A decrease of $105,000 in income tax expense provided a partial offset to the decline in net income.

At its regular meeting held April 10, 2008, the Board of Directors declared a regular quarterly dividend of $0.16 per share for record holders as of April 30, 2008 and payable on May 15, 2008.

Stewart commented, “We continue to manage our asset quality by providing appropriate reserve allowances for probable losses on loans due to the general downturn of the economy and the housing market.  We sacrifice some earnings potential by remaining conservative in our loan underwriting policies and procedures to protect the quality in our loan portfolio, in an attempt to keep any unforeseen losses at a minimum.”

Assets of the Corporation at March 31, 2008 totaled $136.8 million with shareholders’ equity of $15.5 million.

Peoples Federal operates from its main office and separate drive-through facility in downtown Sidney and its branches in Anna, Jackson Center and the Sidney Wal-Mart Supercenter.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.